Exhibit 8(k)

                                LETTER AGREEMENT

                           SSgA Aggressive Equity Fund

                               Custodian Contract



September 1, 1998



State Street Bank and Trust Company
225 Franklin Street
Boston, MA  02110


Ladies and Gentlemen:

Pursuant to Paragraph 12 of the Custodian Contract between the SSgA Funds and State Street Bank and Trust Company, dated as of April 11, 1988, the SSgA Funds advise you that it is creating a new series to be named SSgA Aggressive Equity Fund, (the "Fund"), and that the SSgA Funds desire State Street Bank and Trust Company to serve as custodian with respect to the Fund pursuant to the terms and conditions of the Custodian Contract. Custodian fees to be assessed for transactions on behalf of the Funds shall be as set forth in the Custodian Contract.

Notwithstanding anything to the contrary in Paragraph 9, the initial term of the Custodian Contract with respect to the Fund shall be until April 12, 1999.

Please acknowledge your acceptance of acting as Custodian to the Fund by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

SSgA FUNDS


By: /s/ Lynn L. Anderson
    Lynn L. Anderson
    President

ACKNOWLEDGED AND ACCEPTED
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State Street Bank and Trust Company


By: /s/
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Its:
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